EXHIBIT 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 30, 2013, by and between AMBASSADORS GROUP, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 30, 2008, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.  Section 1.1 (a) is hereby amended by deleting “Twenty Million Dollars ($20,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Twelve Million Five Hundred Thousand Dollars ($12,500,000.00)."

2.  Section 1.1 (c) is hereby renumbered as Section 1.1 (d).

3.  The following is hereby added to the Credit Agreement as the new Section 1.1 (c):

“(c)           Limitation on Borrowings.  Outstanding borrowings under the Line of Credit (including the face amount of any issued and undrawn Letters of Credit and unreimbursed draws under any Letters of Credit), to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of fifty percent (50%) of Deployable Cash, with “Deployable Cash” as defined in Section 4.9 (b) hereof.”

4.  Section 4.1 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.1.                                PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.”

5.  Section 4.9 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.9.                                FINANCIAL CONDITION.  Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Tangible Net Worth not less than $40,000,000.00 at any time, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets.

(b)           Deployable Cash not less than $0.00 at any time, with “Deployable Cash” defined as cash and cash equivalents, available for sale securities, prepaid program costs and expenses minus participant deposits, accounts payable, accrued expenses, and other short-term liabilities (excluding deferred taxes) and the current portion of long-term capitalized lease payments.”

6.           Section 5.2 and 5.3 are hereby deleted in their entirety, and the following substituted therefor:

“SECTION 5.2.                                OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (c) indebtedness of Borrower contractually subordinated to Borrower's obligations to Bank on terms and conditions acceptable to Bank, and (d) participant deposits.

SECTION 5.3.            MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Except as identified on Schedule 5.3 hereto, incorporated herein by this reference, and Except in connection with a Permitted Acquisition, merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except in connection with a Permitted Acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except (a) sales, leases, transfers or other dispositions in the ordinary course of its business, (b) the sale of Borrower’s real estate located at 1956 Ambassador Way, Spokane, WA 99224 and (c) the sale of Borrower’s Bookrags business unit.

            As used herein, “Permitted Acquisition” means the purchase by Borrower of all or substantially all of the assets, business, stock, partnership interests or membership interests of any person or entity, or the acquisition by Borrower of any corporation, partnership or limited liability company through a merger or consolidation in which the surviving entity is Borrower, and which satisfies the following conditions, as determined by Bank in its sole discretion: (a) the purpose of the acquisition shall be to acquire a business in a similar or related line of business to that of Borrower; (b) Bank shall have received from Borrower such information regarding the terms and conditions of the acquisition as it shall reasonably require; (c) no later than thirty (30) days prior to the anticipated closing of such acquisition, Borrower shall deliver consolidated pro forma financial statements to Bank, in form and substance satisfactory to Bank and certified by the president or chief financial officer of Borrower, evidencing that after giving effect to the acquisition, no financial covenant of this Agreement shall be violated; (d) at the time of such acquisition, no Event of Default (as defined in Section 6.1 hereof), and no condition or event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall exist or shall have occurred and be continuing hereunder or under any of the other Loan Documents; and (e) the acquisition shall comply with all applicable laws.”

7.           In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $3,500.00.

8.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

9.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                          WELLS FARGO BANK,
AMBASSADORS GROUP, INC.                                                                     NATIONAL ASSOCIATION

By: /s/Anthony F. Dombrowik                                                             By: /s/ Thomas Thoen
       Anthony F. Dombrowik,                                                                         Thomas Thoen,
       Chief Financial Officer                                                                             Relationship Manager